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                                                                   Exhibit 10.22

          [LETTERHEAD OF JAYHAWK ACCEPTANCE CORPORATION APPEARS HERE]


                               September 5, 1996




Mr. Jack T. Smith
1912 MacGregor
Plano, Texas 75093

     Re:   Consulting Agreement

Dear Jack:

     This confirms your agreement to provide business, financial and management consulting services and advice to Jayhawk Acceptance Corporation beyond the service and advice that might be anticipated from your duties as a director. You will make available adequate time to perform such services to the satisfaction of Jayhawk. Jayhawk will provide you office space, equipment and supplies, as required when you perform your services at Jayhawk. You will be responsible for providing your own secretarial support.

     To encourage you to devote such time and attention as reasonably may be required by Jayhawk, Jayhawk will grant to you, under the terms of its 1994 Stock Option and Restricted Stock Plan, an option to purchase 100,000 shares of the common stock of Jayhawk. The option will become exercisable in increments of 25,000 shares, with the first 25,000 shares being immediately exercisable on the date of grant and each subsequent increment of 25,000 shares becoming exercisable on each of the next three anniversaries of such date. If either you or Jayhawk terminate this Consulting Agreement for any reason, then the option will automatically terminate as to any shares which have not become exercisable as of the effective date of termination. You understand and agree that Jayhawk's obligation to grant such option to you is contingent upon the approval of the Compensation Committee of Jayhawk's Board of Directors. Jayhawk will seek such approval on or before the next scheduled meeting of the Compensation Committee.

     You agree to treat as confidential all confidential, proprietary and trade secret information of Jayhawk to which you may be exposed in providing services to Jayhawk. Either you or Jayhawk may terminate this Consulting Agreement at any time upon 30 days advance written notice to the other party.

     If you are in agreement with the terms of this Agreement, then so indicate by signing this Consulting Agreement in the space provided below.

                                        Sincerely,

                                        Jayhawk Acceptance Corporation


                                        By: /s/ Mike Smartt
                                           -------------------------------------

                                           Mike Smartt, Chairman of the Board
                                           and Chief Executive Officer
Accepted and Agreed:


/s/ Jack T. Smith
------------------------------------
Jack T. Smith